Exhibit 99.2

FIRST AMENDMENT

TO

THE FIRSTMERIT CORPORATION AND AFFILIATES

EMPLOYEES’ SALARY SAVINGS RETIREMENT PLAN

(as amended and restated effective January 1, 2007)

WHEREAS, FirstMerit Corporation (“Employer”) has established The FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan (the “Plan”) for the benefit of its eligible employees and the eligible employees of the Plan’s Participating Employers; and

WHEREAS, Section 18.1 of the Plan provides that FirstMerit Corporation may amend the Plan on behalf of its eligible employees and the eligible employees of the Participating Employers; and

WHEREAS, the Plan has been amended and restated effective generally on and after January 1, 2007; and

WHEREAS, the Employer desires to amend the Plan in order to conform the Plan to certain provisions of the Heroes Earnings Assistance and Relief Tax Act of 2008;

NOW THEREFORE, The Plan shall be amended as follows:

1. The following shall be added to the definition of “Compensation” set forth in Section 1.10 of the Plan at the end thereof:

Effective for amounts paid on or after January 1, 2009, Compensation shall include Differential Wage Payments. For this purpose, “Differential Wage Payments” means any payment which (a) is made by the Employer to a Member while the Member is performing services in the uniformed services while on active duty for a period of more than thirty (30) days; and (b) represents all or a portion of the wages the Member would have received from the Employer if the Member was performing services for the Employer.

2. The following new Section 12.2A shall be added to the Plan:

12.2A HEROES Act Death Benefit Provision. Effective for deaths occurring on or after January 1, 2007, if a Member dies while performing “qualified military service” (as defined in Code section 414(u)), the survivors of the Member are entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan as if the Member had resumed employment and then died.

3. The following shall be added to Section 7.3(b)(i) of the Plan, “Eligible Rollover Distribution”:

Amounts consisting of after-tax contributions distributed from a Member’s Employee Post-Tax Account that are excludable from the Participant’s gross income for federal income tax purposes will also be treated as an eligible rollover distribution. Such amounts may be transferred to an individual retirement account or annuity described in Sections 408(a) or 408(b) of the Code, or directly transferred to either a qualified plan described in Section 401(a) or 403(a) of the Code or to a tax-sheltered annuity pursuant to Section 403(b) of the Code, provided that such account, annuity or plan agrees to separately account for the amounts transferred, including separately accounting for the portion of such distribution that is includable in gross income.

IN WITNESS WHEREOF, the undersigned has executed this amendment effective as set forth above.

FIRSTMERIT CORPORATION

By:	/s/ Christopher J. Maurer

Print Name:	Christopher J. Maurer

Title:	EVP - Chief Human Resources Officer

Date: 10/29/09

EXPLANATION OF THE FIRST AMENDMENT TO

THE FIRSTMERIT CORPORATION AND AFFILIATES

EMPLOYEES’ SALARY SAVINGS RETIREMENT PLAN

Amendments to the plan are required in order to comply with the Pension Protection Act of 2006 (“PPA”) and the Heroes Earnings Assistance and Relief Tax Act of 2008 (“HEROES Act”). Certain provisions of the PPA were already incorporated in the plan in its prior restatement.

1. Compensation	The HEROES Act requires that a plan must treat as compensation for benefit accrual purposes all payments to participants who are on military leave that are classified as “differential wage payments.”

2. Death Benefits	The HEROES Act provides that inactive participants who die while in military service are required to receive the same plan benefits after such person’s death as are received by participants who die while actively employed.

3. After-tax contributions	The PPA permits after-tax contributions to be rolled over to after-tax contributions to another qualified plan or tax-sheltered annuity or to an Individual Retirement Account.

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